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                                                                 Exhibit 99.f.15

                                REVOLVING NOTE
$240,000,000                                                       June 24, 1998
                                                               Chicago, Illinois

         FOR VALUE RECEIVED, the undersigned, MCG FINANCE CORPORATION, a Delaware corporation ("Borrower"), hereby unconditionally promises to pay to the order of HELLER FINANCIAL, INC., a Delaware corporation ("Lender"), at Agent's office at 500 West Monroe Street, Chicago, Illinois 60661, or at such other place as the Agent may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of TWO HUNDRED FORTY MILLION AND NO/100 DOLLARS ($240,000,000.00), or, if less, Lender's pro rata share of the aggregate unpaid principal amount of all advances made pursuant to subsection 1.1(B) of the "Credit Agreement" (as hereinafter defined), at such times as are specified in, and in accordance with the provisions of, the Credit Agreement. This Revolving Note is referred to in and was executed and delivered pursuant to that certain Credit Agreement of even date herewith (the "Credit Agreement") among Borrower, Heller Financial, Inc., as Agent for the benefit of all lenders, and the other lenders who are parties thereto, to which reference is hereby made for a statement of the terms and conditions under which the Revolving Loan evidenced hereby was made and is to be repaid. All terms which are capitalized and used herein (which are not otherwise specifically defined herein) and which are defined in the Credit Agreement shall be used in this Revolving Note as defined in the Credit Agreement. This Revolving Note is secured by the Collateral.

         Borrower further promises to pay interest on the outstanding unpaid principal amount hereof, as provided in the Credit Agreement, from the date hereof until payment in full hereof at the applicable rate specified in subsection 1.2(A) of the Credit Agreement; provided, however, that if Agent, or Requisite Lenders, so elect, following the occurrence and during the continuance of an Event of Default, Borrower promises to pay to Lender interest on the unpaid principal amount hereof at the applicable rate specified in subsection 1.2(D) of the Credit Agreement. Interest shall be payable in arrears on the dates specified in subsection 1.2(C) of the Credit Agreement and at maturity, whether by acceleration or otherwise. Interest shall be computed on the closing daily principal balance in Borrower's Loan Account with respect to Revolving Loan on the basis of a 360 day year for the actual number of days elapsed in the period during which it accrues.

         If a payment hereunder becomes due and payable on a day that is not a Business Day, the payment may be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the amount of interest due on such succeeding Business Day. Checks, drafts or similar items of payment received by Lender shall not constitute payment, but credit therefor shall, solely for the purpose of computing interest earned by Lender, be given in accordance with the Credit Agreement. In no contingency or event whatsoever shall interest charged hereunder, however such interest may be characterized or computed, exceed the highest rate permissible under any law which a court of competent jurisdiction determines is applicable hereto. In the event of any such
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determination, the provisions of subsection 1.2(E) of the Credit Agreement shall govern and control.

         After the occurrence and during the continuance of an Event of Default, Agent shall have the exclusive right (to the extent permitted by applicable law and the Credit Agreement) to apply and to reapply any and all payments hereunder against the Obligations of Borrower in such manner as Agent deems advisable notwithstanding any previous entry by Agent upon Borrower's Loan Account or any other books and records.

         If any suit or action is instituted or attorneys are employed to collect this Revolving Note or any part thereof, Borrower (unless it is determined not to be liable in such suit or action) hereby promises and agrees to pay all costs of collection, including reasonable attorneys' fees and court costs.

         Borrower and each endorser, guarantor and surety of this Revolving Note hereby waives presentment for payment, protest and demand, and notice of demand, protest, dishonor and nonpayment of this Revolving Note. Except as otherwise required pursuant to the Credit Agreement or applicable law, Borrower also waives all rights to notice and hearing of any kind upon the occurrence of an Event of Default and prior to the exercise by Agent of its rights to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral without notice or hearing.

         THIS REVOLVING NOTE HAS BEEN DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE AT CHICAGO, ILLINOIS AND SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF ILLINOIS WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS. Whenever possible each provision of this Revolving Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Revolving Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Revolving Note. Whenever in this Revolving Note reference is made to Agent, Lender or Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns (as and to the extent permitted under the Credit Agreement). The provisions of this Revolving Note shall be binding upon and shall inure to the benefit of such successors and assigns. Borrower's successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for Borrower.


                    BALANCE OF PAGE INTENTIONALLY LEFT BLANK
                          - Signature Page Follows -
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         IN WITNESS WHEREOF, Borrower has executed this Revolving Note as of the day and year first written above.

                                            MCG FINANCE CORPORATION, a Delaware
                                            corporation

                                            By: /s/ Bryan J. Mitchell
                                                ---------------------
                                            Title: Pres/CEO
                                                   ------------------



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